EXHIBIT 99.1

NEWS RELEASE

November 14, 2022

FSI announces record Q3 revenue, record year to date revenue and record year to date earnings of $0.35 cents per share.

A Conference call is scheduled for Tuesday November 15th, 11:00am Eastern time, 8:00am Pacific Time See dial in numbers below

VICTORIA, BRITISH COLUMBIA, November 14, 2022 – FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE Amex: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces financial results for the third quarter (Q3) ended September 30, 2022.

Mr. Dan O’Brien, CEO, states, “This quarter is the third year over year record revenue quarter in a row. It results in a record year to date for both sales and profits. Earnings were affected by high raw materials and shipping costs in Q3 but both items are stabilizing. Q4, so far, looks very good and we feel confident that 2022 will finish strongly.” Mr. O’Brien continues, “We look forward to working hard and beating our 2022 records in 2023.”

●	Sales in the third quarter (Q3) were up 27% to $11,685,107, compared to sales of $9,214,467 in the corresponding period a year ago.

●	Q3, 2022 net profit was $1,108,131, or $0.09 per share, compared to a net profit of $1,162,624, or $0.09 per share, in Q3, 2021. [raw material costs and product mix reduced margins temporarily]

●	Sales during the first nine months of 2022 rose 33% to $33,633,530 versus sales of $25,374,615 for the corresponding nine months of 2021.

●	Profit for the first nine months of 2022 was up 14% to $4,303,645,or $0.35 per share, compared to a profit of $3,789,956, or $0.31 per share, for the same period of 2021(see costs related to terminated merger below).

●	Earnings per share for the nine months of 2022 would have been $0.37, compared to the $0.35 given in the financials, if not for the expenses related to the merger.

●	Non-GAAP operating cash flow: The Company shows nine month operating cash flow up 25% to $6,874,680, or $0.56 per share. This compares with operating cash flow of $5,505,516, or $0.45 per share, in the corresponding 9 months of 2021 (see the table that follows for details of these calculations).

●	During the first 9 months of 2022 one-time costs, related to the discontinued merger, were $417,974. If these one-time costs are removed year to date operating cash flow would be $7,292,654 or $0.59 cents per share, compared to $5,505,516, or $0.45 per share, in the corresponding nine months of 2021.

The NanoChem division continues to be the dominant source of revenue and cash flow for the Company. New opportunities continue to unfold in agriculture, food products, detergent ingredients, water treatment and oil field extraction to further increase sales in this division.

Conference call

A conference call has been scheduled for 11:00 am Eastern Time, 8:00 am Pacific Time, on Tuesday, November 15th. CEO, Dan O’Brien will be presenting and answering questions on the conference call. To participate in this call please dial 1 800-245-3047 (or 1 203-518-9765) just prior to the scheduled call time.

The conference call title, “FSI Third Quarter 2022 Financial Results,” may be requested.

The above information and following table contain supplemental information regarding income and cash flow from operations for the period ended September 30, 2022. Adjustments to exclude depreciation, stock option expenses and one time charges are given. This financial information is a Non-GAAP financial measure as defined by SEC regulation G. The GAAP financial measure most directly comparable is net income. The reconciliation of each of the Non-GAAP financial measures is as follows:

FLEXIBLE SOLUTIONS INTERNATIONAL, INC.

Consolidated Statement of Operations

For 3 Months Ended September 30 (9 Months Operating Cash Flow) (Unaudited)

	3 months ended September 30
	2022	2021
Revenue	$11,685,107	$9,214,467
Income (loss) before income tax - GAAP	$1,669,992	$2,370,362
Provision for Income tax (expense) / recovery - GAAP	$(349,181)	$(864,510)
Net income (loss) (controlling interest only) - GAAP	$1,108,131	$1,162,624
Net income (loss) per common share – basic. - GAAP	$0.09	$0.09
3 month weighted average shares used in computing per share amounts – basic.- GAAP	12,384,746	12,324,539

9 month Operating Cash Flow Ended September 30
Operating Cash Flow (9 months). NON-GAAP	$6,874,680 a,b,c	$5,505,516 a,b,c

Operating Cash Flow per share excluding non-operating items and items not related to current operations (9 months) – basic. NON-GAAP	$0.56 a,b,c	$0.45 a,b,c
Non-cash Adjustments (9 month) GAAP	$976,539 d	$829,350 d
9 month weighted average shares used in computing per share amounts – basic - GAAP	12,376,818	12,312,503

Notes: certain items not related to “operations” of the Company have been excluded from net income as follows.

a) Non-GAAP -:: Flexible Solutions International purchased 65% of ENP in 4th quarter, 2018 (October 2018). Therefore Operating Cash Flow is adjusted by the net income or loss of the non-controlling interest in ENP (2022 = $523,272, 2021 = $798,161).

b) Non-GAAP - amounts exclude certain cash and non-cash items: depreciation and stock compensation expense (2022 = $976,536, 2021 = $829,350), interest expense (2022 = $190,366, 2021 = $155,078), interest income (2022 = $69,354, 2021 = $67,920), gain on investment (2022 = $213,865, 2021 = $491,681), gain on acquisition of ENP Peru (2022 = 335,051, 2021 = N/A) PPP loan forgiveness (2022 = N/A, 2021 = $537,960), write down of inventory (2022 = N/A, 2021 = N/A), deferred income tax recovery (2022 = N/A, 2021 = N/A), Income tax (2022 = $1,604,429, 2021 = $1,828,693), and Net income attributable to non-controlling interests(see a above). See the financial statements for all adjustments.

c) The revenue and gain from the 50% investment in the private Florida LLC, announced in January 2019, is not treated as revenue or profit from operations by Flexible Solutions given the Company only purchased 50% of the LLC. The profit is treated as investment income and therefore occurs below Operating income in the Statement of Operations. As a result, the gains from all investments, including that of the Florida LLC, are removed from the calculation to arrive at Operating Cash Flow. Also, the legal and accounting costs associated with the attempted merger of FSI and Lygos (2022 = $417,974, 2021 = N/A) (see news releases) are removed to arrive at Operating Cash Flow. Although included in operating expenses these one-time specific expenditures were not related to of operations of FSI.

d) Non-GAAP – amounts represent depreciation and stock compensation expense.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a “Safe Harbor” for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company’s reports filed with the Securities and Exchange Commission.

Flexible Solutions International, Inc.

6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

Company Contacts

Jason Bloom

Toll Free: 800 661 3560

Fax: 403 223 2905

E-mail: info@flexiblesolutions.com

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To find out more information about Flexible Solutions and our products, please visit www.flexiblesolutions.com.